Exhibit 10.1

                              REDEMPTION AGREEMENT

        REDEMPTION AGREEMENT, dated as of this 25th day of August 1997, by and among Local Financial Corporation (the "Company"), a Delaware corporation, and Barron Collier and Miles Collier (the "Selling Shareholders").


                                   WITNESSETH

        WHEREAS, the parties desire to provide for the redemption by the Company of all of the capital stock of the Company beneficially owned by the Selling Shareholders on the terms and conditions set forth herein (the "Redemption");

        NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

        Section 1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

        "Affiliate" means, with respect to any Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

        "Agreement" means this Redemption Agreement, as amended, supplemented or modified from time to time.

        "Banks" means Local Federal Bank, F.S.B., a federally-chartered savings bank, and Local America Bank, F.S.B., a federally-chartered savings bank, in each case, together with their respective successors.

        "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks and savings institutions in the State of Oklahoma are authorized or obligated by law to close.

        "Capital Securities" of any Person means Capital Stock of the Person and Stock Equivalents of the Person.

        "Capital Stock" of any Person means any and all shares of capital stock or other equity interest of such Person.

        "Closing" has the meaning set forth in Section 2.2.

        "Closing Date" has the meaning set forth in Section 2.2.

        "Code" means the Internal Revenue Code of 1986, as amended (or any successor statute in effect from time to time), and the rules and regulations promulgated thereunder.

        "Commission" means the Securities and Exchange Commission and any successor thereto.

        "Common Stock" means the Common Stock, par value $.01 per share, of the Company.

        "Company" means Local Financial Corporation, a Delaware corporation, together with its successors.

        "Private Placement Memorandum" means the Private Placement Memorandum, dated August 25, 1997, with respect to the Securities referred to therein, as amended or supplemented by the Company at any time prior to the Closing.

        "Environmental Claim" means any written notice from any governmental authority or third party alleging potential liability (including without limitation potential liability for investigating costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment of any Materials of Environmental Concern.

        "Environmental Laws" means any law, statute, rule or regulation of any governmental, judicial, legislative, executive, administrative or regulatory authority of the United States, or of any state, local or foreign government or any subdivision thereof or of any governmental body or other regulatory or administrative agency or commission, domestic or foreign (a "Law"), relating to pollution or protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, and other Laws relating to (i) emissions, discharges or releases of pollutants, contaminants, chemicals, or industrial toxic or hazardous


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substances or wastes (collectively known as "Polluting Substances") or (ii) the handling, storage, disposal, reclamation, recycling or transportation of Polluting Substances.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended (or any successor statute in effect from time to time).

        "Escrow Agent" means The Bank of New York and any successor thereto engaged by the Company and the Selling Shareholders pursuant to the Escrow Agreement.

        "Escrow Agreement" means the Escrow Agreement to be entered into effective as of the Closing between the Company, the Selling Shareholders and the Escrow Agent, which agreement shall contain customary terms and conditions.

        "FDIA" means the Federal Deposit Insurance Act, as amended (or any successor statute in effect from time to time).

        "FDIC" means the Federal Deposit Insurance Corporation and any successor thereto.

        "FDIC Case" means that certain lawsuit, including any appeal related thereto, styled Local America Bank of Tulsa, F.S.B., Local America, Inc. and Local Federal Bank, F.S.B. vs. the United States, Civil Action No. 96-584C, filed on September 16, 1996 in the United States Court of Federal Claims.

        "FDIC Claim" means any and all claims asserted by the Company or any of its Subsidiaries or any of their respective successors or assigns in the FDIC Case or in any related litigation, including any amended or modified claims, and any claims asserted by the Company or any of its Subsidiaries or any of their respective successors or assigns in any other proceeding or forum against any entity or Person based on, arising out of or related to the facts and/or circumstances alleged or asserted in the FDIC Case.

        "FDIC Counterclaim" means any and all claims asserted by the United States Government in the FDIC Case or in any related litigation, including any amended or modified claims, and any claims asserted by the United States Government in any other proceeding or forum against the Company or any of its Subsidiaries based on, arising out of or related to facts and/or circumstances alleged or asserted in the FDIC Case.

        "FDIC Dispute" means the FDIC Claim and the FDIC Counterclaim.

        "FDIC Reserve Amount" means the amount of the reserve in respect of the FDIC Dispute reflected on the Final Closing Date Balance Sheet.

        "Federal Funds Rate" means, with respect to any period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged


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by federal funds brokers on each business day during such period, as such rates are published by the Federal Reserve Bank of New York.

        "Final FDIC Claim Resolution Amount" means an amount equal to the value of the aggregate consideration payable or deliverable by the FDIC or any other governmental agency in respect of the FDIC Claim upon final settlement, non-appealable arbitral award or non-appealable judgment in respect of the FDIC Claim (including, without limitation, any pre- and post-judgment interest).

        "Final FDIC Counterclaim Resolution Amount" means an amount equal to the aggregate amount payable by the Company or its Subsidiaries, net of any related tax benefits, in respect of the FDIC Counterclaim under the terms of any final settlement, non-appealable arbitral award or non-appealable judgment in respect of the FDIC Counterclaim, including any pre- and post- judgment interest.

        "Final FDIC Net Resolution Amount" means the Final FDIC Claim Resolution Amount offset by the Final FDIC Counterclaim Resolution Amount.

        "HOLA" means the Home Owners' Loan Act, as amended (or any successor statute in effect from time to time).

        "Indenture" means the Indenture between the Company and The Bank of New York, a New York banking corporation, as trustee, as the same may be amended from time to time in accordance with the terms thereof, providing for the issuance of the Senior Notes.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, encumbrance, charge or security interest of any kind in respect of such asset.

        "Management" means the following members of the senior management of the
Company: Chairman, President, Chief Executive Officer, Chief Financial Officer and any Executive Vice President.

        "Material Adverse Effect" means a material adverse effect on the financial condition, business or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that Material Adverse Effect shall not be deemed to include the impact of the transactions contemplated by this Agreement or any Related Agreement, including the fees and expenses to be paid in connection with the consummation of the transactions contemplated by this Agreement and the Related Agreements or any impact or effect on the Company resulting from actions taken by the Company after the Closing.

        "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.



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



        "Non-performing Assets" means the following consolidated assets of the
Company: (i) loans, securities or other assets with respect to which the Company or either of the Banks have ceased recognizing interest under generally accepted accounting principles or as to which any payments of principal or interest are past due 90 days or more as of the applicable date and (ii) Real Estate Owned; and references herein to the amounts of Non-performing Assets shall mean and refer to the aggregate carrying value of such assets as stated in the books and financial statements of the Company and the Banks under generally accepted accounting principles.

        "OTS" means the Office of Thrift Supervision and any successor thereto.

        "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or a political subdivision or an agency or instrumentality thereof.

        "Placement Agent" means Friedman, Billings, Ramsey & Co., Inc., in its capacity as private placement agent with respect to the offering of Securities described in the Private Placement Memorandum.

        "Preferred Stock" means the Preferred Stock, par value $.01 per share, of the Company.

        "Previously Disclosed" means disclosed either (i) in a letter dated the date hereof delivered from the Selling Shareholders to the Company, specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein, or (ii) in the Private Placement Memorandum.

        "Purchase Agreement" means the agreement among the Company, the Placement Agent and the Purchasers, as amended, supplemented or otherwise modified from time to time.

        "Purchaser" means each Person (other than the Company) listed on the signature pages to the Purchase Agreement, and its permitted successors and assigns as provided therein, including any Person who becomes a party thereto by executing and delivering a signature page thereto after the date of the Purchase Agreement.

        "Real Estate Owned" means the consolidated properties of the Company acquired by foreclosure on a loan or deed-in-lieu thereof or otherwise included in the Company's real estate owned for purposes of reporting asset quality of the Banks in their reports filed with the OTS.

        "Redemption" means the sale by the Selling Shareholders and the purchase by the Company pursuant to the terms of this Agreement of all of the shares of Common Stock owned by the Selling Shareholders.

        "Registration Rights Agreement" means the Registration Rights Agreement to be entered into among the Company, the Placement Agent and the Purchasers, substantially in the form of


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Exhibit D to the Private Placement Memorandum, as amended, supplemented or otherwise modified from time to time.

        "Related Agreements" means the Purchase Agreement, the Indenture, the Registration Rights Agreement, the Security Agreement and the Escrow Agreement.

        "SAIF" means the Savings Association Insurance Fund administered by the FDIC, and any successor thereto.

        "Securities" means (i) the Senior Notes and (ii) the Common Stock, in each case, to be issued and sold by the Company and purchased by the Purchasers pursuant to the Purchase Agreement.

        "Securities Act" means the Securities Act of 1933, as amended (or any successor statute thereto as in effect from time to time), and the rules and regulations of the Commission promulgated thereunder.

        "Security Agreement" means the Security Agreement between the Company and The Bank of New York, as trustee under the Indenture.

        "Senior Notes" means the Senior Notes due 2004 to be issued and sold by the Company and purchased by the Purchasers pursuant to the Purchase Agreement, as amended, supplemented or otherwise modified from time to time.

        "SFAS" means Statement of Financial Accounting Standards.

        "Shareholder Representative" means the person jointly designated in writing by the Selling Shareholders as the Shareholder Representative; provided, however, that the Selling Shareholders shall be entitled at any time to remove or replace the Shareholder Representative by giving joint written notice to such effect to the Company, which notice shall designate the person to act as Shareholder Representative from and after the effective date set forth in such notice.

        "State" means each of the states of the United States, the District of Columbia and the Commonwealth of Puerto Rico.

        "Stock Equivalents" means, with respect to any Person, options, warrants, calls, contracts or other rights entered into or issued by such Person which confer upon the holder thereof the right (whether or not contingent) to acquire any Capital Stock, voting securities or securities convertible into or exchangeable for Capital Stock or voting securities of such Person.

        "Subsidiary" of any Person means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by such Person.



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



        "Taxes" means all taxes, charges, fees, levies or other governmental assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, customs, dues, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

        "Tax Returns" means all foreign, federal, State and local returns relating to Taxes.


                                   ARTICLE II

                                 THE REDEMPTION

        Section 2.1  Redemption of Shares.

        (a) Subject to and upon the terms and conditions hereof and the representations and warranties contained herein, at the Closing (as defined in Section 2.2 hereof), the Selling Shareholders agree to sell, transfer, assign and deliver to the Company, and the Company agrees to purchase from the Selling Shareholders, free and clear of all liens, claims, and encumbrances thereon, all of the issued and outstanding shares of Common Stock of the Company, as set forth in Section 3.1(a) hereof (the "Shares").

        (b) Subject to Sections 5.1, 5.2 and 5.3 hereof, the purchase price for all of the Shares shall be $154,000,000 in the aggregate, payable in immediately available funds at the Closing.

        Section 2.2 Closing. The Redemption will take place at a closing (the "Closing") to be held at the offices of the Placement Agent, Arlington, Virginia, at 10:00 a.m., Eastern Time, on September 8, 1997, or on such earlier date as all of the conditions to the parties' obligations hereunder specified in
Article IV of this Agreement (other than the delivery of certificates and other instruments and documents to be delivered at the Closing) have been satisfied or waived, or at such other location, and on such other Business Day and time as the parties hereto shall mutually agree. The date on which the Closing is to occur is referred to herein as the "Closing Date."


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

        Section 3.1 Representations and Warranties of the Selling Shareholders. Except as Previously Disclosed, the Selling Shareholders represent and warrant to, and covenant and agree with, the Company as follows:



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        (a) Capital Structure. As of the date hereof, the authorized capital stock of the Company consists of 2,000 shares of Common Stock and 1,000 shares of Preferred Stock. Immediately prior to the Closing, the Company shall amend its Certificate of Incorporation in order to increase its authorized capital stock to 25,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of the date hereof, there were (i) 60 shares of Common Stock issued and outstanding and (ii) no shares of Preferred Stock issued and outstanding. Immediately prior to the Closing on the Closing Date, the Company's outstanding Capital Stock will be as set forth in the preceding sentence. As of the date hereof, all outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and none of the outstanding shares of Common Stock has been issued in violation of the preemptive rights of any Person. There are no Stock Equivalents authorized, issued or outstanding with respect to the Capital Stock of the Company as of the date hereof.

        (b) Organization, Standing and Authority of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. The Company is duly registered as a savings and loan holding company under the HOLA and the regulations of the OTS thereunder.

        (c) Ownership of the Company Subsidiaries. The only direct or indirect Subsidiaries of the Company consist of Local Federal Bank, F.S.B., Local America Inc., Local America Bank of Tulsa, F.S.B., Local Acceptance Company of Florida, Star Financial Services Corporation, Local Mortgage Corporation, Star Properties, Inc., Service Corporation of Tulsa, Inc., and Oklahoma Financial Services Corporation. Except for (i) Capital Stock of the Company Subsidiaries,
(ii) stock in the Federal Home Loan Bank of Topeka and (iii) securities and other interests taken in consideration of debts previously contracted, the Company does not own or have the right to acquire, directly or indirectly, any outstanding Capital Stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture or other organization. The outstanding shares of Capital Stock of the Company Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, and are directly or indirectly owned by the Company free and clear of all Liens. No Stock Equivalents are authorized, issued or outstanding with respect to the Capital Stock of the Company Subsidiaries and there are no agreements, understandings or commitments relating to the right of the Company to vote or to dispose of such Capital Stock.

        (d) Organization, Standing and Authority of the Company Subsidiaries. The Banks are federally-chartered savings banks duly organized, validly existing and in good standing under the laws of the United States, and the other Company Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. The deposit accounts of the Banks are insured by the SAIF to the maximum


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extent permitted by the FDIA, and the Banks have paid all premiums and assessments required by the FDIA and the regulations thereunder. Each of the Company Subsidiaries has full power and authority to own or lease all of its respective properties and assets and to carry on its respective business as now conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

        (e) Authority. The Selling Shareholders have full power and authority to perform their obligations under this Agreement and the Company has full corporate power and authority to perform its obligations under each of the Related Agreements to which it will become a party, and the execution, delivery and performance by the Company of each Related Agreement to which it will become a party has been or, prior to the Closing, will have been duly authorized by all necessary corporate action on the part of the Company.

        (f)    Due Execution.

               (i) This Agreement constitutes a valid and binding obligation of the Selling Shareholders enforceable against the Selling Shareholders in accordance with its terms, except (A) enforceability may be limited by bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights generally and (B) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.

               (ii) Each of the Related Agreements to which the Company will become a party, when duly authorized, executed and delivered by the Company, will constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (A) the Selling Shareholders make no representation or warranty with respect to the enforceability of the provisions contained in (i) Sections 5.4 through 5.9 inclusive and Section 6.3(b) of the Purchase Agreement or
        (ii) the Registration Rights Agreement, (B) enforceability may be limited by bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights generally and (C) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.

        (g) No Conflict. The execution, delivery and performance of this Agreement by the Selling Shareholders and each of the Related Agreements by the Company will not conflict with or constitute a breach of, or a default under (i) the Certificate of Incorporation, Articles of Incorporation or Charter, as the case may be, or the Bylaws of the Company or any of the Company Subsidiaries,
(ii) any obligation, agreement, indenture, bond, debenture, note, instrument or any other evidence of indebtedness to which the Selling Shareholders, the Company or any of the Company Subsidiaries is a party or as to which any of their respective assets are subject, or (iii) any law, ordinance, order, license, rule or other regulation or demand of any court or governmental agency, arbitration panel or authority applicable to the Selling Shareholders, the


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Company or any of the Company Subsidiaries, except, in the case of clauses (ii)
and (iii) above, for such conflicts, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect. The representation and warranty set forth in the preceding clause (iii) are made in reliance on the representations and warranties of the Purchasers contained in the Purchase Agreement.

        (h) Status of Securities. The shares of Common Stock and the Senior Notes issuable pursuant to the Purchase Agreement have been authorized by all necessary corporate action on the part of the Company. When the Common Stock is delivered to the Purchasers at the Closing against payment therefor as provided in the Purchase Agreement, the Common Stock will be duly authorized, validly issued and fully paid and nonassessable, and will not be issued in violation of the preemptive rights of any Person. At the Closing Date, the Senior Notes will have been duly executed by the Company and, when authenticated in the manner provided for in the Indenture and delivered by the Company to the Purchasers against payment therefor as described in the Private Placement Memorandum, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that (A) enforceability may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), moratorium and similar laws affecting creditors' rights generally and (B) enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

        (i) Regulatory Reports. The Company and each of the Banks has duly filed with the OTS and the FDIC, as the case may be, in correct form the reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, provided that information as of a later date shall be deemed to modify information as of an earlier date. In connection with the examination of the Company and the Banks by the OTS completed on or about November 11, 1996 neither the Company nor either of the Banks were required to correct or change any action, procedure or proceeding which the Company or the Banks believe has not been substantially corrected or changed as required.

        (j)    Financial Statements.

               (i) The Private Placement Memorandum includes (x) consolidated statements of financial condition of the Company as of June 30, 1996 and 1995 and consolidated statements of income, stockholders' equity and cash flows of the Company for each of the years ended June 30, 1996, 1995 and 1994, accompanied by the related audit report of Arthur Andersen LLP, and (y) an unaudited consolidated statement of financial condition of the Company as of May 31, 1997 and an unaudited consolidated statement of income of the Company for the eleven months ended May 31, 1997. The foregoing financial statements, including the related notes where applicable (collectively the "Company Financial Statements"), fairly present (subject, in the case of the unaudited Company Financial Statements at and for the eleven months ended May 31, 1997, to audit adjustments recognized in connection with the fiscal 1997 audit, provided such audit


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        adjustments, either individually or in the aggregate, do not have a
        Material Adverse Effect) the consolidated financial condition of the Company as of the respective dates set forth therein, and the consolidated results of operations, stockholders' equity and cash flows of the Company for the respective periods or as of the respective dates set forth therein, except that no consolidated statements of stockholders' equity or cash flows were presented for the eleven months ended May 31, 1997.

               (ii) Each of the Company Financial Statements has been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as stated therein, and except that the unaudited Company Financial Statements need not contain all of the footnote and line item disclosures that would be required for financial statements prepared in accordance with generally accepted accounting principles. The books and records of the Company and the Company Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of the Company and the Company Subsidiaries, provided, however, that the Selling Shareholders make no representation or warranty regarding the accuracy or completeness of the books and records of the Company's automobile finance subsidiaries.

        (k) Material Adverse Change. Since May 31, 1997, (i) neither the Company nor any of the Company Subsidiaries has incurred any material liability (on a consolidated basis), except in the ordinary course of business consistent with past practice (excluding the incurrence of expenses or obligations in connection with this Agreement, any Related Agreement or any of the transactions contemplated hereby or thereby) and except for such liability or liabilities as would not, individually or in the aggregate, have a Material Adverse Effect, and
(ii) no events or developments involving the Company or the Company Subsidiaries have occurred which, individually or in the aggregate, (A) have had a Material Adverse Effect, or (B) materially impair the ability of the Selling Shareholders or the Company to perform its obligations under this Agreement, any Related Agreement to which it will become a party or any of the Securities.

        (l)    Environmental Matters.

               (i) To the knowledge of the Selling Shareholders, the Company and the Company Subsidiaries are in compliance with all Environmental Laws, except for any violations of any Environmental Law which would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any communication alleging that the Company or any Company Subsidiary is not in such compliance and, to the knowledge of the Selling Shareholders, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

               (ii) To the knowledge of the Selling Shareholders, none of the properties owned, leased or operated by the Company or the Company Subsidiaries has been or is in violation


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        of or liable under any Environmental Law, except for any such violations or liabilities which would not individually or in the aggregate have a Material Adverse Effect.

               (iii) To the knowledge of the Selling Shareholders, there are no past or present actions, activities, circumstances, conditions, events or incidents that would reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that would result in the imposition of any liability arising under any Environmental Law against the Company or any Company Subsidiary or against any Person whose liability for any Environmental Claim the Company or any Company Subsidiary has or may have retained or assumed either contractually or by operation of law, except such as would not have a Material Adverse Effect.

        (m) Allowance for Loan Losses. Notwithstanding anything in this Agreement to the contrary, it is acknowledged and agreed that the Selling Shareholders and the Company make no representation or warranty with respect to the collectibility of the Company's indirect automobile receivables portfolio or that the loan loss reserves in respect of such portfolio as of May 31, 1997 are sufficient to cover the losses that may be realized with respect to such portfolio.

        (n) Tax Matters. The Company and the Company Subsidiaries have timely filed all Tax Returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all Taxes required to be paid in respect of the periods covered by such Tax Returns, except in all cases where the failure to have timely filed such Tax Returns or have paid or have set up an adequate reserve or accrual for the payment of all such Taxes would not have a Material Adverse Effect. As of the date hereof, there is no audit examination, assessed deficiency, deficiency litigation or refund litigation with respect to any Taxes of the Company or any of the Company Subsidiaries. All Taxes due with respect to completed and settled examinations or concluded litigation relating to the Company have been paid in full or adequate provision has been made for any such Taxes on the Company's consolidated statement of financial condition in accordance with generally accepted accounting principles, except where the failure to have paid in full or have made an adequate provision for payment of all such Taxes would not have a Material Adverse Effect. The Company has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect.

        (o) ERISA. Each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than any "multiemployer plan" (as defined in Section 3(37) or Section 4001(a)(3) of ERISA)) that is sponsored, maintained or contributed to by the Company (a "Company Plan") is in compliance in all material respects with all presently applicable provisions of ERISA, except where any such noncompliance would not reasonably be expected to have a Material Adverse Effect; no "reportable event" (as defined in Section 4043 of ERISA or the regulations thereunder), other than an event as to which the 30- day statutory notice period is waived by regulation, has occurred with respect to any Company

Plan that is a "pension plan" (as defined in Section 3(2) of ERISA (each such Company Plan, a "Company Pension Plan"); the Company has not incurred and does not expect to incur any material liability with respect to any Company Pension Plan under (i) Title IV of ERISA (with respect to the termination of, or withdrawal from, any such plan) or (ii) Sections 412 or 4971 of the Code; and each Company Pension Plan has received a determination letter from the Internal Revenue Service regarding the qualification of such plan under Section 401(a) of the Code, and to the knowledge of the Selling Shareholders, nothing has occurred, whether by action or by failure to act, that would cause the loss of such qualification.

        (p) Litigation. Except for the FDIC Dispute, there are no actions, suits, investigations or legal proceedings pending against, or to the knowledge of the Selling Shareholders, threatened against, or affecting the Selling Shareholders, the Company or any of the Company Subsidiaries or their respective properties before any court or governmental body or agency which would reasonably be expected to have a Material Adverse Effect or which in any manner challenge the legality, validity or enforceability of this Agreement, any of the Related Agreements or any of the Securities, or which would reasonably be expected to materially impair the ability or obligation of the Selling Shareholders to perform fully on a timely basis its obligations under this Agreement, or the Company to perform fully on a timely basis its obligations under any Related Agreement to which it will become a party.

        (q) Compliance with Laws. Each of the Company and the Company Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, State, local and foreign governmental or regulatory bodies that are necessary in order to permit it to carry on its business as it is presently being conducted and the absence of which would have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the knowledge of the Selling Shareholders, no suspension or cancellation of any of the same is threatened.

        (r) No Default or Violation. Neither the Company nor any of the Company Subsidiaries currently is in violation of its Certificate of Incorporation, Articles of Incorporation or Charter, as the case may be, or its Bylaws, and neither the Selling Shareholders, the Company nor any of the Company Subsidiaries is in violation of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking, securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, where any of such violations or defaults would, individually or in the aggregate, reasonably be expected (i) to have a Material Adverse Effect or (ii) materially adversely impair the ability of the Selling Shareholders to perform on a timely basis any obligation which it has under this Agreement, or the Company to perform on a timely basis any obligation which it has under any Related Agreement to which it will become a party and none of the Selling Shareholders, the Company nor any of the Company Subsidiaries has received any notice or communication from any federal, state or local governmental authority asserting that the Selling Shareholders, the Company or such Company Subsidiary is in violation of any of the foregoing which would reasonably be expected to have any effect set forth in clauses (i) or (ii) above. Neither the Company nor any of the Company Subsidiaries is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment, and none of them has received any written communication requesting that they enter into any of the foregoing.

        (s) Certain Contracts. Except for matters which are the subject of the FDIC Dispute (as to which no representation or warranty is made hereby), neither the Company nor any Company Subsidiary is in default or in non-compliance, which default or non-compliance would reasonably be expected to have a Material Adverse Effect, under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

        (t) Insurance. Except with respect to the Company's automobile finance subsidiaries, as to which the Selling Shareholders make no representations or warranty, the Company and each Company Subsidiary is insured for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable laws and regulations, except where the failure to be so insured would not have a Material Adverse Effect. Except with respect to the Company's automobile finance subsidiaries, as to which the Selling Shareholders make no representations or warranty, neither the Company nor any of the Company Subsidiaries has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion, except where any such cancellation, default or dispute would not, individually or in the aggregate, have a Material Adverse Effect.

        (u) Properties. The Company and the Company Subsidiaries have good and marketable title free and clear of all Liens to all of the material properties and assets, real and personal, reflected on the consolidated statement of financial condition of the Company as of May 31, 1997 included in the Company Financial Statements or acquired after such date, except (i) for Liens for current taxes not yet due or payable, (ii) for pledges to secure deposits and other Liens incurred in the ordinary course of its banking business, (iii) for such Liens, if any, which would not, individually or in the aggregate, have a Material Adverse Effect and (iv) as reflected on the consolidated statement of financial condition of the Company as of May 31, 1997 included in the Company Financial Statements. All real and personal property which is material to the Company's business on a consolidated basis and leased or licensed by the Company or any Company Subsidiary is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the

Closing Date, except where such invalidity, unenforceability, termination or lapse would not, individually or in the aggregate, have a Material Adverse Effect.

        (v) Certain Fees. Except for fees and expenses payable by the Company to the Placement Agent, no fees or commissions will be payable by the Company or any of the Company Subsidiaries to brokers, finders, investment bankers or banks pursuant to any agreement entered into by the Company or any of the Company Subsidiaries with respect to the Redemption, the offer and sale of the Securities or any of the other transactions contemplated by this Agreement and the Purchase Agreement. Notwithstanding the foregoing, the parties acknowledge and agree that the Company and Bear, Stearns & Co. Inc. ("Bear Stearns") have entered into a letter agreement, dated June 10, 1996 (the "Bear Stearns Engagement Letter"). The Selling Shareholders hereby agree that they will pay all fees and expenses required to be paid to Bear Stearns in connection with the Offering and the Redemption under the Bear Stearns Engagement Letter.

        (w) No Debt. Except (i) for a promissory note payable to Isabel Collier Read with an outstanding principal balance of $7,010,000 million as of the date hereof, plus accrued and unpaid interest, and (ii) for the Senior Notes to be issued pursuant to the Purchase Agreement, the Company, on an unconsolidated basis, does not have any outstanding Indebtedness (as defined in Section 1.01 of the Indenture).

        (x) Hedging Contracts. Attached hereto as Schedule I is a true and correct listing as of May 31, 1997 of all open futures contracts, option contracts, interest rate caps, interest rate floors, interest rate exchange or swap agreements or any other open agreements to which the Company is a party or which are being utilized by the Company for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in interest rates (such open futures contracts, option contracts, interest rate caps, interest rate floors, interest rate exchange or swap agreements or other agreements are referred to herein as the "Open Hedges.")

        (y) Certain May 31, 1997 Balance Sheet Information. At May 31, 1997, the Company had (i) not less than $105,780,778 of consolidated stockholders' equity;
(ii) established reserves of not less than $12,785,314 with respect to its potential liability to the FDIC regarding certain tax benefits previously received under an Assistance Agreement with the Federal Savings and Loan Insurance Corporation; and (ii) on a consolidated basis $1,307,886,382 of adjustable-rate collateralized mortgage obligations with interest rate adjustments tied to the Federal Home Loan Bank Eleventh District Cost of Funds Index, subject in the case of each of clauses (i), (ii) and (iii) to audit adjustments recognized in connection with the fiscal 1997 audit, provided such audit adjustments, either individually or in the aggregate, do not have a Material Adverse Effect.

        Section 3.2  Representations and Warranties of the Company.

        (a) Authority. The Company has full corporate power and authority to perform its obligations under this Agreement, and the execution, delivery and performance by the Company of this Agreement has been duly authorized by all necessary corporate action of the part of the Company.

        (b) Due Execution. This Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) enforceability may be limited by bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights generally and (ii) rights or acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.

        (c) No Conflict. The execution, delivery and performance of this Agreement will not conflict with or constitute a breach of, or a default under
(i) the Certificate of Incorporation, Articles of Incorporation or Charter, as the case may be, or the Bylaws of the Company or any of the Company Subsidiaries, (ii) any obligation, agreement, indenture, bond, debenture, note, instrument or any other evidence of indebtedness to which the Company or any of the Company Subsidiaries is a party or as to which any of their assets are subject, or (iii) any law, ordinance, order, license, rule or other regulation or demand of any court or governmental agency, arbitration panel or authority applicable to the Company or any of the Company Subsidiaries. No consent, approval, order or other authorization of any governmental, administrative or regulatory body or agency is legally required by or on behalf of the Company or the Company Subsidiaries in connection with the execution, delivery and performance of this Agreement.

        (d) Funding. Subject to the fulfillment of the condition set forth in
Section 4.1(b) hereof, at the Closing, the Company will have the financial capability to pay for the Shares pursuant to the terms of Section 2.1 hereof.

                                   ARTICLE IV

                       CONDITIONS PRECEDENT TO THE CLOSING

        Section 4.1 Conditions to Obligations of the Parties. The respective obligations of each of the parties hereto to fulfill their obligations under
Section 2.1 hereof at the Closing shall be subject to the satisfaction or waiver prior to the Closing of the following conditions:

               (a) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of any of the transactions contemplated by this Agreement.

               (b) The Company shall have completed the sale of the Securities as contemplated by the Purchase Agreement and shall have raised gross proceeds from such sale of the Senior Notes and the Common Stock of at least $70.0 million and $190.0 million, respectively.

        Section 4.2 Conditions to the Obligations of the Selling Shareholders. The obligations of the Selling Shareholders to fulfill their obligations under this Agreement, including, without limitation, the obligations set forth in Section 2.1 hereof, shall be subject to the satisfaction or waiver prior to the Closing of the following condition:

               (a) The Company shall have delivered to the Selling Shareholders the applicable consideration for each of the Shares to be redeemed by the Company pursuant to this Agreement, such amount to be payable by wire transfer of immediately available funds in equal amounts to the brokerage accounts designated by the Selling Shareholders, by notice to the Company to be provided no later than two Business Days prior to the Closing Date.


                                    ARTICLE V

                                    COVENANTS

        Section 5.1  Adjustments Related to FDIC Assistance Agreement.

               (a) Upon the Closing Date, $10,000,000 of the purchase price to be paid to the Selling Shareholders pursuant to Section 2.1 hereof will be deposited by the Company with the Escrow Agent. Such funds shall be held by the Escrow Agent pursuant to the Escrow Agreement in an account entitled the "Local Financial FDIC Assistance Agreement Escrow Account" which shall be maintained separate from the escrow accounts established pursuant to Section 5.2(a) hereof.

               (b) In the event the Final FDIC Net Resolution Amount results in a payment being made by the Company to the FDIC, such amount shall be paid (i) first, from the FDIC Reserve Amount, until exhausted, (ii) second, subject to the terms of the Escrow Agreement, from the Local Financial FDIC Assistance Agreement Escrow Account, until exhausted, and
        (iii) finally, by the Selling Shareholders. After payment in full of the Final FDIC Net Resolution Amount payable under this Section 5.1(b), any amount remaining of the FDIC Reserve Amount shall be paid promptly by the Company to the Selling Shareholders, together with interest on such remaining amount from the Closing Date to the date of such payment to the Selling Shareholders at the Federal Funds Rate, and, subject to the terms of the Escrow Agreement, any amount remaining in the Local Financial FDIC Assistance Agreement Escrow Account, including interest and other earnings, shall be paid by the Escrow Agent to the Selling Shareholders.

               (c) In the event the Final FDIC Net Resolution Amount results in a payment being made by the FDIC to the Company, (i) such amount, together with the FDIC Reserve Amount and interest on the FDIC Reserve Amount from the Closing Date to the date of payment to the Selling Shareholders at the Federal Funds Rate, shall be paid promptly by the Company to the Selling Shareholders and (ii) subject to the terms of the Escrow Agreement, the funds held in the Local Financial FDIC Assistance Agreement Escrow Account, including interest and other earnings, shall be paid by the Escrow Agent to the Selling Shareholders.

               (d) Notwithstanding anything in this Agreement to the contrary, it is acknowledged and agreed that the Selling Shareholders shall be solely and exclusively responsible for all reasonable litigation costs and expenses which are incurred by the Company and its Subsidiaries in connection with the FDIC Dispute, including but not limited to the prosecution, defense and settlement thereof. The Company shall submit all invoices associated with all such litigation costs and expenses to the Escrow Agent, with a copy to the Selling Shareholders, with written instructions to pay the amounts set forth in such invoices from the Local Financial FDIC Assistance Agreement Escrow Account. To the extent that such funds are available, the Escrow Agent shall be authorized to pay all such litigation costs and expenses from the Local Financial FDIC Assistance Agreement Escrow Account. To the extent the Local Financial FDIC Assistance Agreement Escrow Account is exhausted, the Selling Shareholders shall pay any and all such further reasonable litigation costs and expenses promptly upon receipt of an invoice for same from the Company.

               (e) In prosecuting the FDIC Claim and defending the FDIC Counterclaim, the Company shall, and shall cause each of its Subsidiaries to (i) diligently, in good faith and on a commercially reasonable basis, prosecute the FDIC Claim and defend the FDIC Counterclaim and consult in good faith with the Shareholder Representative regarding such prosecution and defense, (ii) provide the Shareholder Representative with copies of all notices, pleadings, subpoenas, filings, correspondence or other documents received in connection with the FDIC Dispute and with full and direct access to all attorneys representing the Company and its Subsidiaries in connection with the FDIC Dispute, (iii) give the Shareholder Representative adequate prior notice of, and the full opportunity to review and comment on, all filings, motions or other pleadings with respect to the FDIC Dispute and (iv) use best efforts to maximize the amount of any payment from the FDIC in respect of the FDIC Claim and minimize the amount of any payment to the FDIC in respect of the FDIC Counterclaim. In addition, the Company shall not, and shall cause each of its Subsidiaries not to, take any action to settle, terminate or cease litigation of any claim or counterclaim in respect of the FDIC Dispute, or to appeal or to decline to appeal any finding, ruling, order or judgment in connection with such prosecution or defense of the FDIC Dispute, in any case without the prior written consent of the Shareholder Representative. At or prior to the Closing, the Company and the Selling Shareholders shall enter into a common interest agreement on customary terms and conditions.

        Section 5.2  Adjustments Related to Final Closing Date Balance Sheet.

               (a) Upon the Closing Date, an additional $5,000,000 of the purchase price to be paid to the Selling Shareholders pursuant to
        Section 2.1 hereof will be deposited by the Company with the Escrow Agent. Such funds shall be held by the Escrow Agent pursuant to the Escrow Agreement in an account entitled the "Local Financial Closing Adjustment Escrow Account" which shall be maintained separate from the escrow accounts established pursuant to Section 5.1(a) hereof.

               (b) Promptly after the Closing Date, but in no event more than 30 days thereafter, the Company shall deliver to the Shareholder Representative an unaudited consolidated statement of financial condition of the Company as of the Closing Date (the "Closing Date Balance Sheet"), which statement of financial condition (x) shall be prepared in accordance with generally accepted accounting principles (except that, regardless of whether so required by generally accepted accounting principles, the additional writedowns expected to be recognized with respect to the Company's securities portfolio and the additional reserves expected to be established with respect to the Company's loan portfolio, in each case as described in the section entitled "Capitalization" in the Private Placement Memorandum, shall not be reflected in the Closing Date Balance Sheet), consistent with the accounting principles, practices and methodologies used in preparation of the May 31, 1997 consolidated statement of financial condition of the Company, including without limitation those used in establishing levels of reserves; provided, however, that if the resolution of any audit adjustment item in respect of the Company's June 30, 1997 consolidated financial statements (including, without limitation, with respect to the establishment of the levels of any reserves) results in the use of a different accounting principle, practice or methodology in respect of such item on the Company's audited June 30, 1997 consolidated financial statements, then such different accounting principle, practice or methodology shall be used in respect of such item in the preparation of the Closing Date Balance Sheet; and provided, further, however, that notwithstanding anything herein to the contrary, the FDIC Reserve Amount shall be equal to $12,785,314, (y) shall not give effect to the Offering or the Redemption or the other transactions contemplated hereby and (z) shall disregard any change, event or circumstance occurring after the Closing. The Company shall provide the Shareholder Representative and its representatives with copies of the Company's work papers and access to the Company's accountants' work papers generated in connection with the preparation of the Closing Date Balance Sheet, as well as access to employees and representatives of the Company and its accounting firms to assist the Shareholder Representative in its review of such work papers. In addition, following delivery of the Closing Date Balance Sheet, the Shareholder Representative and its representatives shall be entitled to review the books and records of the Company and its Subsidiaries. If the Shareholder Representative accepts the Closing Date Balance Sheet, the Shareholder Representative shall, within 30 days of delivery of the Closing Date Balance Sheet, deliver to the Company a written notice to such effect and, upon delivery of such notice, the Closing Date Balance Sheet shall be final and binding upon the parties for purposes of this Agreement.

               (c) Within 30 days after delivery of the Closing Date Balance Sheet to the Shareholder Representative, the Shareholder Representative may dispute all or any part of the Closing Date Balance Sheet by giving written notice to the Company setting forth in reasonable detail the basis for such dispute (any such dispute hereinafter called a "Disagreement"). The Shareholder Representative and the Company shall promptly commence good faith negotiations with a view to resolving such Disagreement not later than 30 days after the date on which such notice of Disagreement is delivered to the Company. If the Shareholder Representative and the Company are unable to resolve a

        Disagreement (by notice to the other party) within 30 days following the date on which such notice of Disagreement was delivered to the Company, such Disagreement shall be referred to an independent public accounting firm mutually selected by the Shareholder Representative and the Company for a resolution of such Disagreement, in accordance with the requirements of Section 5.2(b) above. If such parties do not promptly agree on the selection of an independent public accounting firm, each such party shall select an independent public accounting firm and such two independent public accounting firms shall jointly select the independent public accounting firm. The determinations made by such independent public accounting firm with respect to any Disagreement shall be final and binding upon such parties. Each of such parties shall use its best efforts to cause the independent public accounting firm to render its determination as soon as practicable after referral of the Disagreement to such firm, and each shall cooperate with such firm and the Company shall provide such firm with reasonable access to the books, records, personnel and representatives of the Company and the Company's Subsidiaries and such other information as such firm may require in order to render its determination. The fees and expenses of any independent public accounting firm retained pursuant to this Section 5.2(c) shall be paid one-half by the Company and one-half by the Selling Shareholders. The Closing Date Balance Sheet, as adjusted in accordance with the resolution of any Disagreement or, if there shall exist no Disagreement, as delivered to the Shareholder Representative pursuant to
        Section 5.2(b) above, is referred to as the "Final Closing Date Balance Sheet."

               (d) Within five days of the determination of the Final Closing Date Balance Sheet, the purchase price for the Shares shall be adjusted as follows:

                       (i) in the event that the sum of (v) the total
               stockholders' equity reflected on the Final Closing Date Balance Sheet, (w) the specific realized loss related to the sale of security FHLMC 1637, Class U (which amounted to a pre-tax loss of $5,836,724), calculated net of applicable taxes, (x) the amount of any consolidated provision for loan losses (net of applicable taxes) recognized by the Company from (and including) June 1, 1997 through (and including) the Closing Date, (y) the aggregate unrealized loss, net of applicable taxes, set forth on the Final Closing Date Balance Sheet to reflect the market value of securities classified as available for sale in accordance with the terms of SFAS No. 115, and (z) the fees and expenses of Skadden, Arps, Slate, Meagher & Flom LLP (to the extent such fees and expenses are reflected in the Final Closing Date Balance Sheet) (such sum is referred to herein as the "Adjusted Closing Equity"), is less than $144,477,000, such difference (the "Closing Date Difference") shall be paid by the Escrow Agent to the Company out of the Local Financial Closing Adjustment Escrow Account in accordance with the terms of the Escrow Agreement. For the avoidance of doubt, the parties acknowledge and agree that in calculating the amount of the Adjusted Closing Equity, the absolute value of the losses, provisions, fees and expenses referred to in clauses (w) through (z) shall be added to the total stockholders' equity reflected on the Final Closing Date Balance Sheet. To the extent such Closing Date Difference exceeds the amount contained in the Local Financial Closing Adjustment Escrow Account, such deficiency shall be paid by the Selling Shareholders to the Company. To the extent any funds continue to remain in the Local Financial Closing Adjustment Escrow Account following payment of the Closing Date Difference, such remaining amount, including interest and other earnings, shall be paid to the Selling Shareholders; or

                       (ii) in the event the Adjusted Closing Equity is equal to
               $144,477,000, the Escrow Agent shall pay all funds held in the Local Financial Closing Adjustment Escrow Account, including interest and other earnings, to the Selling Shareholders in accordance with the terms of the Escrow Agreement; or

                       (iii) in the event the Adjusted Closing Equity is greater
               than $144,477,000 (the amount by which the Adjusted Closing Equity exceeds $144,477,000 is referred to herein as the "Equity Increase Amount"), then (x) the Company shall promptly pay the Equity Increase Amount to the Selling Shareholders and (y) the Escrow Agent shall pay all funds held in the Local Financial Closing Adjustment Escrow Account, including interest and other earnings, to the Selling Shareholders in accordance with the terms of the Escrow Agreement.

        Section 5.3  Adjustments Related to Sale of Hedging Contracts.

               (a) Prior to or following the Closing Date, but in no event later than September 30, 1997, the Selling Shareholders shall cause to be sold or terminated (and in each case settled) all Open Hedges. Prior to selling or terminating any Open Hedge, the Selling Shareholders shall give adequate prior notice of such proposed sale or termination to, and shall consult fully and in good faith with, the Company. The Company shall cooperate fully with the Selling Shareholders in connection with the foregoing, including without limitation executing such documents as shall be required in connection therewith.

               (b) In the event the sale or termination of all of the Open Hedges results in pre-tax losses (in order to avoid duplication, the pre-tax amount of any such loss that is otherwise reflected in the Final Closing Date Balance Sheet shall be disregarded) which exceed $42,495,000 in the aggregate, such excess (net of related tax benefit) shall be paid promptly to the Company by the Selling Shareholders.

               (c) In the event the sale or termination of all of the Open Hedges results in pre-tax losses (in order to avoid duplication, the pre-tax amount of any such loss that is otherwise reflected in the Final Closing Date Balance Sheet shall be disregarded) which are less than $42,495,000 in the aggregate, such difference (net of related tax benefit), shall be paid promptly by the Company to the Selling Shareholders.

        Section 5.4 No Solicitation. Between the time of execution of this Agreement and the earlier of (i) the Closing or (ii) termination of this Agreement in accordance with Section 6.2 hereof, neither the Company nor any Company Subsidiary, nor any of the shareholders, directors, officers, employees, representatives or agents of the Company or other persons controlled by the Company, shall (i) execute any agreement, letter or undertaking of any kind whatsoever with respect to any acquisition, lease or purchase of all or a substantial portion of the assets of, or any equity interest in, the Company or any Company Subsidiary or any business combination with the Company or any Company Subsidiary (an "Acquisition Transaction"), other than as contemplated by this Agreement, including specifically with an Alternative Bidder (as defined below) or (ii) except with respect to such persons or parties with whom the Company shall have received a written proposal with respect to an Acquisition Transaction as of a date prior to the date hereof (an "Alternative Bidder"), solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, an Acquisition Transaction. With respect to any Alternative Bidder, as of the date hereof through the Closing, neither the Company, any Company Subsidiary, nor any of the shareholders, directors, officers, employees, representatives or agents of the Company or other persons controlled by the Company shall: (i) communicate any information, written or oral, with respect to the transactions contemplated by this Agreement and any Related Agreement or (ii) take any steps whatsoever with respect to negotiation of any agreement with respect to such Alternative Bidder's Acquisition Transaction. Other than as set forth herein, the Company will immediately notify the Placement Agent orally and in writing if any such inquiries or proposals are received by, and such information is required from, or any such negotiations or discussions are sought to be initiated with, the Company or any Company Subsidiary. Notwithstanding anything in this Agreement to the contrary, if the Placement Agent shall have failed to deliver to the Company by 5:00 p.m., Eastern Time, on September 2, 1997, valid executed and delivered signature pages to the Purchase Agreement reflecting binding and enforceable commitments (subject to the terms of the Purchase Agreement) on the part of Purchasers to purchase at least $70.0 million of Senior Notes and $190.0 million of Common Stock, then from and after such time, this Section 5.4 shall be inapplicable.

        Section 5.5 Use of Proceeds. On the Closing Date, the Company shall apply the net proceeds from the sale of Securities pursuant to the Purchase Agreement as follows:

               (i) $154,000,000 of such net proceeds shall be utilized to fund the redemption of the Shares pursuant to Section 2.1 hereof; out of such $154,000,000, at the Closing, the Company shall pay to Bear Stearns, by wire transfer of immediately available funds, the amount which the Shareholder Representative shall inform the Company at least 2 Business Days prior to the Closing is the amount payable to Bear Stearns under the Bear Stearns Engagement Letter, and the remaining balance of such $154,000,000 shall be paid in equal amounts to the Selling Shareholders as contemplated by Section 4.2(a);

               (ii) the amount of such net proceeds required to prepay the outstanding principal balance (in the amount of $7,010,000) of the promissory note payable to the order of Isabel Collier Read, plus all accrued and unpaid interest to the date of prepayment, shall be utilized to pay such principal and interest;

               (iii) an amount of such net proceeds equal to the first two full semi-annual interest payments which become due on the Senior Notes shall be used to establish and maintain the Interest Reserve Account required by Section 10.18 of the Indenture; and

               (iv) with respect to any amount remaining after the amounts in clauses (i) though (iii) are paid, to make capital contributions to Local Federal Bank, F.S.B. and Local America Bank, F.S.B. in an amount sufficient to cause each of the Banks to be classified "adequately capitalized" pursuant to 12 U.S.C. Section 1831o and 12 C.F.R. Part 565 immediately following consummation of the transactions contemplated by this Agreement, the Related Agreements and following the liquidation of the Open Hedges and the additional writedowns and reserves the Company intends to recognize as described in the section entitled "Capitalization" in the Private Placement Memorandum.

        Isabel Collier Read shall be a third party beneficiary of the Company's obligations under clause (ii) of this Section 5.5.

        Section 5.6 Director and Officer Indemnification. The Company agrees that all rights to indemnification and all limitations of liability existing in favor of any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Closing, a director, officer or employee of the Company or any of its Subsidiaries (the "Indemnified Parties") as provided in the Company's Certificate of Incorporation or By-laws or in the similar governing documents of any of the Company's Subsidiaries as in effect as of the date of this Agreement with respect to matters occurring at or prior to the Closing shall survive the Closing and shall continue in full force and effect, without any amendment thereto (other than as required in law), for a period of six years; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim; provided, further, however, that nothing contained in this Section 5.6 shall be deemed to preclude the liquidation, consolidation or merger of the Company or any of its Subsidiaries, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger.

        Section 5.7 Substitute Collateral. Notwithstanding anything in this Agreement to the contrary, with respect to any amount payable to the Selling Shareholders that is deposited with the Escrow Agent under the terms of this Agreement, the Company and the Selling Shareholders may jointly instruct the Escrow Agent to immediately pay to the Selling Shareholders the amounts so deposited, plus all earnings on such amounts through the date of such payment; provided, that (i) prior to or contemporaneously with such demand, the Selling Shareholders shall have provided to the Company a letter of credit or other security reasonably satisfactory to the Company in the amount of such funds covering the Selling Shareholders' payment obligations to the Company which are secured by such escrowed funds and (ii) the payment of such funds to the Selling Shareholders shall not relieve the Selling Shareholders of their obligations to make payments to the Company in respect of such funds.

        Section 5.8 Press Releases. The Selling Shareholders, the Company and the Placement Agent shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and consult with each other as to the form and substance of other public disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit any party, following notification to such other parties, from making any disclosure which it determines in good faith is required by law or regulation.


                                   ARTICLE VI

                                  MISCELLANEOUS

        Section 6.1 Survival of Provisions. The representations, warranties and covenants of the Selling Shareholders and the Company made herein and each of the provisions of Articles V and VI shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of the Company or the Selling Shareholders, as the case may be, or (ii) redemption by the Company of the Shares and the retirement thereof; provided, however, that the representations and warranties of the Selling Shareholders and the Company hereunder shall terminate and have no further force and effect as of the close of business on the date which is six months from the date of this Agreement.

        Section 6.2 Termination. This Agreement may be terminated (as between the party electing so to terminate it and the counterparty to which termination is directed) by giving written notice of termination to the applicable counterparty at any time prior to the Closing:

               (a) By the Selling Shareholders if the Placement Agent shall have failed to deliver to the Company by 5:00 p.m., Eastern Time, on September 2, 1997, valid executed and delivered signature pages to the Purchase Agreement reflecting binding and enforceable commitments (subject to the terms of the Purchase Agreement) on the part of Purchasers to purchase at least $70.0 million of Senior Notes and $190.0 million of Common Stock; provided, however, that no such commitment from any single purchaser or group of purchasers acting in concert to purchase Common Stock shall be for a number of shares of Common Stock which exceeds 9.9% of the aggregate number of shares of Common Stock for which such signature pages are delivered; or

                (b) By the Selling Shareholders if the Closing shall not have occurred by 5:00 p.m., Eastern Time, on September 8, 1997; or

               (c) By the Company if the Placement Agent shall have failed to deliver to the Company by 5:00 p.m., Eastern Time, on September 2, 1997, validly executed and delivered signature pages to the Purchase Agreement reflecting binding and enforceable commitments (subject to the terms of the Purchase Agreement) on the part of Purchasers to purchase at least $70.0 million of Senior Notes and $190.0 million of Common Stock;

        provided, however, that no such commitment from any single purchaser or group of purchasers acting in concert to purchase Common Stock shall be for a number of shares of Common Stock which exceeds 9.9% of the aggregate number of shares of Common Stock for which such signature pages are delivered; or

               (d) By the Company if the Closing shall not have occurred by 5:00 p.m., Eastern Time, on September 8, 1997.

        Section 6.3 Waiver; Amendments. No failure or delay on the part of the Selling Shareholders or the Company in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Selling Shareholders or the Company at law or in equity. No waiver of or consent to any departure by the Selling Shareholders or the Company from any provision of this Agreement shall be effective unless signed in writing by the party entitled to the benefit thereof. Except as otherwise provided herein, no amendment, modification or termination of any provision of this Agreement shall be effective unless signed in writing by or on behalf of the Selling Shareholders and the Company. Any amendment, supplement or modification of or to any of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on any party hereto in any case shall entitle another party hereto to any other or further notice or demand in similar or other circumstances.

        Section 6.4 Communications. All notices, demands and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, registered first-class mail, telex, telecopier, or air courier guaranteeing overnight delivery:

               (i) if to the Selling Shareholders, initially c/o Bruce Sherman, 3003 Tamiani Trail North, Naples, Florida 34103, and thereafter at such other address, notice of which is given in accordance with this Section 6.4, with copies to Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022, Attention: William Rubenstein; and

               (ii) if to the Company, initially at 3601 NW 63rd Street, Oklahoma City, Oklahoma 73116-2087, Attention: Chairman; and thereafter at such other address notice of which is given in accordance with this
        Section 6.4.

        All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being sent by certified mail, return receipt requested, if mailed; when answered back, if telexed; when receipt is acknowledged, if telecopied; and on the next Business Day if timely delivered to an air courier guaranteeing overnight delivery.

        Section 6.5 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

        Section 6.6 Binding Effect; Assignment. Prior to the Closing, the rights and obligations of the Selling Shareholders under this Agreement may not be assigned to any other Person except with the prior written consent of the Company. The rights and obligations of the Company under this Agreement may not be assigned by the Company without the consent of the Selling Shareholders. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement, and their respective successors and permitted assigns. This Agreement shall be binding upon the Company and the Selling Shareholders, and their respective successors and permitted assigns.

        Section 6.7 Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State of Delaware, and for all purposes shall be construed in accordance with the laws of said state, without regard to principles of conflict of laws.

        Section 6.8 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability only without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

        Section 6.9 Headings and Gender. The Article and Section headings and Table of Contents used or contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement. Use of a particular gender herein shall be considered to represent the masculine, feminine or neuter gender whenever appropriate.

        Section 6.10 Integration. This Agreement (including documents delivered pursuant hereto) and the Escrow Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and there are no promises, undertakings or other agreements with respect thereto not expressly set forth or referred to herein or therein.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                             LOCAL FINANCIAL CORPORATION



                                             By: /s/ Bruce A. Sherman
                                                 -----------------------------
                                                 Name:  Bruce A. Sherman
                                                 Title: President



                                             SELLING SHAREHOLDERS


                                                 BARRON COLLIER


                                                 /s/ Barron Collier
                                                -------------------------------
                                                Barron Collier


                                                MILES COLLIER


                                                 /s/ Miles Collier
                                                -------------------------------
                                                Miles Collier